   Exhibit 23.2
   ------------

                        CONSENT OF INDEPENDENT AUDITORS


   The Board of Directors

   Storage Technology Corporation:

   We consent to incorporation by reference in this Registration Statement on Form S-4 of Storage Technology Corporation of our report dated January 31, 1992, relating to the consolidated statements of operations and cash flows of XL/Datacomp, Inc. and subsidiaries for the year ended December 31, 1991, and the related consolidated statement of stockholder's equity for the fifteen-month period ended December 31, 1991, and the related financial statement schedules, which report appears in the December 31, 1993 annual report on Form 10-K of Storage Technology Corporation.

   /s/ KPMG PEAT MARWICK LLP
   -------------------------
   KPMG PEAT MARWICK LLP

   Chicago, Illinois
   September 1, 1994